                                                                  Exhibit (D)(1)

                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                              September 25, 2000

                                     among

                            BUSH BOAKE ALLEN INC.,

                    INTERNATIONAL FLAVORS & FRAGRANCES INC.

                                      and

                              B ACQUISITION CORP.

                               Table of Contents
                               -----------------

                                                                          Page #
                                                                          ------

ARTICLE I        DEFINITIONS ................................................. 2
         SECTION 1.01.  Certain Defined Terms ................................ 2
         SECTION 1.02.  Cross-References ..................................... 5

ARTICLE II       THE OFFER ................................................... 7
        SECTION 2.01.  The Offer ............................................. 7
        SECTION 2.02.  Company Actions ....................................... 8
        SECTION 2.03.  Board of Directors Representation ..................... 9

ARTICLE III      THE MERGER ................................................. 11
        SECTION 3.01.  The Merger ........................................... 11
        SECTION 3.02.  Conversion of Shares ................................. 11
        SECTION 3.03.  Surrender and Payment ................................ 12
        SECTION 3.04.  Stock Options ........................................ 14
        SECTION 3.05.  Withholding Rights ................................... 14
        SECTION 3.06.  Lost Certificates .................................... 14
        SECTION 3.07.  Articles of Incorporation ............................ 15
        SECTION 3.08.  Bylaws ............................................... 15
        SECTION 3.09.  Directors and Officers ............................... 15
        SECTION 3.10.  Closing .............................................. 15

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF THE COMPANY .............. 15
        SECTION 4.01.  Corporate Existence and Power ........................ 15
        SECTION 4.02.  Corporate Authorization .............................. 16
        SECTION 4.03.  Governmental Authorization ........................... 16
        SECTION 4.04.  Non-Contravention .................................... 17
        SECTION 4.05.  Capitalization ....................................... 17
        SECTION 4.06.  Subsidiaries ......................................... 18
        SECTION 4.07.  SEC Reports .......................................... 19
        SECTION 4.08.  Financial Statements ................................. 19
        SECTION 4.09.  Proxy Statement; Schedule 14D-9 ...................... 20
        SECTION 4.10.  Absence of Certain Changes or Events ................. 21
        SECTION 4.11.  Litigation ........................................... 22
        SECTION 4.12.  Employee Benefit Plans ............................... 22
        SECTION 4.13.  Labor Relations ...................................... 25
        SECTION 4.14.  Compliance with Laws; Permits ........................ 25
        SECTION 4.15.  Taxes ................................................ 26
        SECTION 4.16.  Environmental Matters ................................ 28
        SECTION 4.17.  Real Property ........................................ 28
        SECTION 4.18.  Intellectual Property ................................ 30

                                       i
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                                                                          Page #
                                                                          ------

        SECTION 4.19.  Finders and Investment Bankers ....................... 32
        SECTION 4.20.  Opinion of Financial Advisor ......................... 32
        SECTION 4.21.  State Takeover Statutes; Required Vote ............... 32
        SECTION 4.22.  Affiliate Transactions ............................... 32
        SECTION 4.23.  Contracts ............................................ 32
        SECTION 4.24.  No Other Representations ............................. 33

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF PARENT .................... 33
        SECTION 5.01.  Corporate Existence and Power ........................ 33
        SECTION 5.02.  Corporate Authorization .............................. 34
        SECTION 5.03.  Governmental Authorization ........................... 34
        SECTION 5.04.  Non-Contravention .................................... 34
        SECTION 5.05.  Disclosure Documents ................................. 35
        SECTION 5.06.  Financing ............................................ 35
        SECTION 5.07.  Brokers .............................................. 35
        SECTION 5.08.  Parent Not an Interested Shareholder ................. 36
        SECTION 5.09.  Litigation ........................................... 36
        SECTION 5.10.  No Other Representations ............................. 36

ARTICLE VI      COVENANTS ................................................... 36
        SECTION 6.01.  Conduct of the Company ............................... 36
        SECTION 6.02.  Access to Information ................................ 39
        SECTION 6.03.  No Solicitation ...................................... 40
        SECTION 6.04.  Notices of Certain Events ............................ 42
        SECTION 6.05.  Merger Subsidiary .................................... 42
        SECTION 6.06.  Indemnification and Insurance ........................ 43
        SECTION 6.07.  Employee Benefits .................................... 45
        SECTION 6.08.  Meeting of the Company's Shareholders ................ 46
        SECTION 6.09.  Proxy Statement ...................................... 46
        SECTION 6.10.  Reasonable Best Efforts .............................. 47
        SECTION 6.11.  Public Announcements ................................. 47
        SECTION 6.12.  Further Assurances ................................... 47
        SECTION 6.13.  Filings, Other Action ................................ 48
        SECTION 6.14.  Confidentiality ...................................... 49
        SECTION 6.15.  State Takeover Laws .................................. 49

ARTICLE VII     CONDITIONS TO THE MERGER .................................... 49
        SECTION 7.01.  Conditions to the Obligations of Each Party........... 49

                                      ii
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                                                                          Page #
                                                                          ------

ARTICLE VIII    TERMINATION ................................................. 50
        SECTION 8.01.  Termination .......................................... 50
        SECTION 8.02.  Effect of Termination ................................ 52

ARTICLE IX      MISCELLANEOUS ............................................... 52
        SECTION 9.01.  Notices .............................................. 52
        SECTION 9.02.  Survival of Representations and Warranties and
                       Agreements ........................................... 53
        SECTION 9.03.  Amendments; No Waivers ............................... 53
        SECTION 9.04.  Fees and Expenses .................................... 54
        SECTION 9.05.  Successors and Assigns ............................... 55
        SECTION 9.06.  Governing Law ........................................ 55
        SECTION 9.07.  Jurisdiction ......................................... 55
        SECTION 9.08.  Counterparts; Effectiveness .......................... 55
        SECTION 9.09.  Entire Agreement; Third Party Beneficiaries .......... 56
        SECTION 9.10.  Headings ............................................. 56
        SECTION 9.11.  Severability ......................................... 56
        SECTION 9.12.  WAIVER OF JURY TRIAL ................................. 56

Exhibit A:      Voting and Tender Agreement

                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER dated as of September 25, 2000 (the "Agreement"), among BUSH BOAKE ALLEN INC., a Virginia corporation (the
 ---------
"Company"), INTERNATIONAL FLAVORS & FRAGRANCES INC., a New York corporation
 -------
("Parent"), and B ACQUISITION CORP., a Virginia corporation and a wholly owned
  ------
subsidiary of Parent ("Merger Subsidiary").
                       -----------------

     The respective Boards of Directors of Parent, Merger Subsidiary and the Company have each approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.

     In furtherance of such acquisition, Parent proposes to cause Merger Subsidiary to commence a tender offer to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (the "Common Stock" or the "Shares"), at a price of $48.50 per share net to the
      ------------          ------
seller in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the "Offer").
                                                                       -----

     The respective Boards of Directors of Parent, Merger Subsidiary and the Company, and Parent, as sole shareholder of Merger Subsidiary, have each approved, upon terms and subject to the conditions set forth in this Agreement, the merger of Merger Subsidiary, with and into the Company (the "Merger"),
                                                                 ------
whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive per share consideration paid pursuant to the Offer.

     The Board of Directors of the Company has unanimously (i) approved and adopted this Agreement, (ii) found the Agreement fair to, and in the best interest of, the Company and its shareholders and (iii) resolved to recommend that the shareholders approve the Merger.

     The Board of Directors of Parent has approved and adopted this Agreement and the Merger and, in its capacity as the sole shareholder of Merger Subsidiary, has approved this Agreement.

     As a condition and further inducement to Parent and Merger Subsidiary to enter into this Agreement and incurring the obligations set forth herein, International Paper Company, a New York corporation (the "Principal
                                                          ---------
Shareholder"), concurrently herewith is entering into a Voting and Tender
-----------
Agreement (the "Support Agreement"), dated as of the date hereof, with Parent,
                -----------------
Merger Subsidiary and the Company, in the form attached hereto as Exhibit A, pursuant to which the Principal Shareholder has agreed, among other things, to tender its Shares in the Offer and to vote such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     SECTION 1.01. Certain Defined Terms. Definitions shall apply equally to
                   ---------------------
both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute referred to herein means such statute as from time to time amended, modified or supplemented. For the purposes of this Agreement, the following terms have the following meanings:

     "Affiliate" means, when used with respect to any Person, any other Person
      ---------
directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with such Person. As used in the definition of "Affiliate," the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "business day" shall have the meaning given such term in Rule 14d-1(g)(3)
      ------------
of the Exchange Act.

     "Code" means the Internal Revenue Code of 1986, as amended.
      ----

     "Company Disclosure Letter" means the disclosure letter from the Company to
      -------------------------
Parent, dated the date hereof.

     "Environment" means navigable waters, waters of the contiguous zone, ocean
      -----------
waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

     "Environmental Claims" means any written notice of lawsuit, claim,
      --------------------
investigation or other notification by any Person, pursuant to Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety, that any of the current or past operations of the Company or any of its Subsidiaries, or any by-product thereof or Hazardous Substance used thereat, or any of the property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or the operations or property of any predecessor or affiliates of the Company or any of its Subsidiaries is subject to or may be implicated in any proceeding, action, investigation, claim, lawsuit or order, by any Governmental Entity or any other person.

     "Environmental Laws" means all Laws and orders relating to pollution,
      ------------------
protection of the Environment, or the emission, discharge, Release or threatened Release of Hazardous Substances into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C.ss.1251 et seq., the Clean Air Act, 42 U.S.C.ss.7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.121 et seq., the Safe Drinking Water Act, 42 U.S.C.ss. 300f et seq., the Oil Pollution Act of 1990 and analogous material state, local and foreign laws and orders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and
      ------------
the rules and regulations promulgated thereunder.

     "facilities" means any real property or leaseholds, or other interests
      ----------
currently owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles) currently owned or operated by the Company or any of its Subsidiaries.

     "Governmental Entity" means any foreign, supranational, federal, state,
      -------------------
municipal or other court, administrative agency, commission or other governmental or regulatory body or authority or instrumentality or political subdivision, or any official thereof.

     "Hazardous Substance" means any toxic waste, pollutant, contaminant,
      -------------------
hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any other substance regulated under or defined by any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
      -------

     "Knowledge" means the actual knowledge of the chief executive officer,
      ---------
chief financial officer, chief accounting officer, treasurer, officer primarily responsible for human resources and safety, controller and general counsel of the Company.

     "Lien" means, with respect to any asset or right, any mortgage, deed of
      ----
trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, title, exception, or encumbrance, option, right of first offer or refusal, easement, servitude, voting or transfer restriction, or any other right of another to or adverse claim of any kind in respect of such asset or right, including, without limitation, under any shareholder agreement.

     "NYSE" means the New York Stock Exchange Inc.
      ----

     "Parent Disclosure Letter" means the disclosure letter from Parent to the
      ------------------------
Company, dated the date hereof.

     "Person or person" means any natural person, firm, corporation, business
      ------    ------
trust, joint venture, joint stock company, incorporated or unincorporated association, company, partnership, limited liability company or other entity, or any Governmental Entity, or any agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

     "Proceeding" means any action, arbitration, hearing, litigation, suit
      ----------
(whether civil, criminal, administrative, investigative, or informal) or similar proceeding commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

     "Release" means any release, spill, emission, discharge, placing, leaking,
      -------
pumping, injection, deposit, disposal, dispersal, leaching or migration into the Environment or into or out of any property, including the movement of Hazardous Substances through or in the Environment.

     "Remedial Action" means all actions, whether voluntary or involuntary,
      ---------------
reasonably necessary to comply with, or discharge any obligation under,

Environmental Laws or required by a Governmental Entity to clean up, remove, treat, cover or in any other way adjust Hazardous Substances in the indoor or outdoor Environment; or perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in any real property.

     "SEC" means the Securities and Exchange Commission.
      ---

     "Securities Act" means the Securities Act of 1933, as amended, and the
      --------------
rules and regulations promulgated thereunder.

     "Subsidiary" means, as of the relevant date of determination, with respect
      ----------
to any Person, each entity as to which such Person directly or indirectly owns beneficially or of record or has the power to vote or control a majority of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the board of directors or other persons performing similar functions.

     "Superior Proposal" means a bona fide Acquisition Proposal on terms which
      -----------------
the Board of Directors of the Company determines in its good faith judgment (after consultation with a nationally-recognized investment banking firm acting as the Company's advisor) to be more favorable from a financial point of view to the Company and its shareholders than the transactions contemplated by this Agreement, which the Board of Directors determines in good faith is reasonably capable of being financed, and the conditions to the consummation of which are, in the good faith determination of the Board of Directors, reasonably capable of being satisfied.

     "VSCA" means the Virginia Stock Corporation Act.
      ----

     SECTION 1.02. Cross-References. The following terms shall have the
                   ----------------
meanings ascribed thereto in the Section set forth opposite such term:

Acquisition Proposal.................................................... 6.03(a)
Agreement.............................................................. Recitals
Antitrust Laws.......................................................... 6.13(b)
Articles of Merger...................................................... 3.01(b)
Certificates............................................................ 3.03(b)
Closing.................................................................... 3.10
CO...................................................................... 4.17(a)
Common Stock........................................................... Recitals
Company................................................................ Recitals
Company Disclosure Documents............................................ 4.09(a)
Company Material Adverse Effect............................................ 4.01
Company Option Plans....................................................... 3.04

Company Proxy Statement................................................. 4.09(a)
Company SEC Reports........................................................ 4.07
Company Subsidiary Securities........................................... 4.06(b)
Confidentiality Agreement.................................................. 6.02
Continuing Directors.................................................... 2.03(b)
CSFB....................................................................... 4.19
D&O Insurance........................................................... 6.06(c)
Defined Benefit Plan.................................................... 6.07(b)
Disbursing Agent........................................................ 3.03(a)
Effective Time.......................................................... 3.01(b)
Employee Benefit Arrangements........................................... 6.01(g)
Employee Plan........................................................... 4.12(a)
ERISA................................................................... 4.12(c)
Exchange Fund........................................................... 3.03(a)
Expenses................................................................ 9.04(b)
fully-diluted basis..................................................... Annex A
GAAP....................................................................... 4.08
Indemnification Liabilities............................................. 6.06(b)
Indemnified Parties..................................................... 6.06(b)
Intellectual Property...................................................... 4.18
Leased Real Property.................................................... 4.17(b)
Merger................................................................. Recitals
Merger Consideration.................................................... 3.02(b)
Merger Subsidiary...................................................... Recitals
Minimum Condition....................................................... Annex A
Offer.................................................................. Recitals
Offer Documents......................................................... 2.01(b)
Option..................................................................... 3.04
Options.................................................................... 3.04
Option Consideration....................................................... 3.04
Owned Real Property..................................................... 4.17(a)
Parent................................................................. Recitals
Parent Material Adverse Effect............................................. 5.01
PBGC.................................................................... 4.12(f)
Permitted Owned Real Property Exceptions................................ 4.17(a)
Preferred Stock........................................................ Recitals
Principal Shareholder.................................................. Recitals
Real Property........................................................... 4.17(b)
Real Property Leases.................................................... 4.17(b)
Schedule TO............................................................. 2.01(b)
Schedule 14D-9.......................................................... 2.02(b)
Shares................................................................. Recitals
Shareholders Meeting....................................................... 6.08

Subsequent Period....................................................... 2.01(c)
Support Agreement...................................................... Recitals
Surviving Corporation................................................... 3.01(a)
Tax Authority........................................................... 4.15(b)
Tax Returns............................................................. 4.15(b)
Taxes................................................................... 4.15(b)
Termination Date........................................................ 8.01(b)
Termination Fee......................................................... 9.04(b)
Title IV Plans.......................................................... 4.12(f)

                                  ARTICLE II

                                   THE OFFER

     Section 2.01. The Offer. (a) Subject to the provisions of this Agreement,
                   ---------
as promptly as practicable following the date hereof, and in any event not later than 10 business days after the date hereof, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence, within the meaning of Rule l4d-2 under the Exchange Act, the Offer. The obligation of Merger Subsidiary to, and of Parent to cause Merger Subsidiary to, commence and consummate the Offer and accept for payment and pay for any Shares tendered shall be subject only to the satisfaction of the conditions set forth in Annex A and to the terms and conditions of this Agreement; provided that except for the Minimum Condition (as defined in Annex A), which may not be waived by Parent and Merger Subsidiary without the Company's consent, which consent may be withheld in the Company's sole judgment, (provided the Company shall consent to a waiver of the Minimum Condition to enable Merger Subsidiary to purchase all Shares owned by the Principal Shareholder and tendered into the Offer) Parent and Merger Subsidiary may waive any other conditions to the Offer and may make changes in the terms and conditions of the Offer except that, without the prior written consent of the Company, no decrease in the per share price or the number of Shares sought in the Offer may be made and no change may be made (i) to the form of consideration to be paid, (ii) which imposes conditions to the Offer in addition to those set forth in Annex A or (iii) that is otherwise adverse to the holders of Shares.

     (b) On the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the "Schedule TO"), which shall comply with the
                                     -----------
provisions of applicable federal securities laws, and shall contain or incorporate by reference the offer to purchase relating to the Offer and forms of the related letter of transmittal and other appropriate documents (which documents, as amended or supplemented from time to time, are referred to herein collectively as the "Offer Documents"). The Company will promptly supply to
                     ---------------
Parent and Merger

Subsidiary in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act and the rules and regulations thereunder or otherwise appropriate to be included in the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before their being filed with the SEC. Parent and Merger Subsidiary agree to provide the Company and its counsel any comments or communications, written or oral, which Parent, Merger Subsidiary or their counsel may receive from the staff of the SEC with respect to the Offer Documents promptly upon receipt thereof. Each of Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by either of them for use in the Offer Documents if and to the extent that it shall become false or misleading, and Parent and Merger Subsidiary shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the shareholders of the Company as and to the extent required by applicable laws.

     (c) The initial scheduled expiration date of the Offer shall be 20 business days after the date of its commencement. Notwithstanding the foregoing, Parent and Merger Subsidiary shall have the right, without the consent of the Company, to extend the Offer, (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, for a period of time until such conditions are satisfied or waived; provided that notwithstanding anything to the contrary, if any of the conditions to the Offer is not satisfied or waived on any scheduled expiration date of the Offer, Parent and Merger Subsidiary shall be required to extend the Offer until such condition or conditions are satisfied or waived unless such condition or conditions could not reasonably be expected to be satisfied by the Termination Date, (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law and (iii) for one or more subsequent offering periods of up to an additional 20 business days in the aggregate (a "Subsequent Period") pursuant to Rule 14d-11 of the Exchange
                     -----------------
Act.

     (d) Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment for Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is legally permitted to do so under applicable law and to promptly pay for such Shares; provided that Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept immediately and pay promptly for all Shares as they are tendered during a Subsequent Period. Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to purchase any Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer.

     SECTION 2.02 Company Actions. (a) The Company hereby approves of and
                  ---------------
consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has (i) determined as of the date hereof that this Agreement and the Offer and the Merger are fair to and in the best interests of the Company's shareholders, (ii) approved and adopted this Agreement, the Support

Agreement and the transactions contemplated hereby and thereby (including the Offer and Merger), (iii) has taken all other actions necessary to render Article 14 (Affiliated Transactions) and Article 14.1 (Control Share Acquisitions) of the VSCA not applicable to the transactions contemplated by this Agreement and the Support Agreement, including the Merger and the Offer and any exercise of the option set forth in the Support Agreement, and (iv) recommended acceptance of the Offer and approval and adoption of this Agreement and the Merger by the Company's shareholders; provided, however, that such recommendation and approval
                        --------  -------
may be withdrawn, modified or amended to the extent that the Board of Directors of the Company determines in good faith, after having received the advice of outside counsel, that it is required to do so in order to comply with its fiduciary obligations. Subject to the foregoing provisions of this Section 2.02(a), the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the first sentence of this Section 2.02(a) and represents that it has obtained all necessary consents to permit the inclusion in its entirety of the fairness opinion of Credit Suisse First Boston Corporation ("CSFB") in the Schedule 14D-9
                                                    ----
and, if necessary, the Company Proxy Statement (as defined in Section 4.09). The Company has been advised that each of its directors and executive officers intends to tender pursuant to the Offer all Shares owned of record and beneficially by such director and executive officer.

     (b) The Company shall file or cause to be filed with the SEC on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the "Schedule 14D-9") that
                                                           --------------
shall reflect the recommendation of the Company's Board of Directors referred to above, and shall disseminate the Schedule 14D-9 to shareholders of the Company as required by Rule 14d-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Parent and Merger Subsidiary in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's shareholders. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before the filing thereof with the SEC. The Company agrees to provide Parent and its counsel any comments or communications, written or oral, which the Company or its counsel may receive from the staff of the SEC with respect to the Schedule 14D-9 promptly upon receipt thereof. Each of the Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, shall promptly correct any information provided by either of them for use in the Schedule 14D-9, if and to the extent that it shall become false or misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the shareholders of the Company as and to the extent required by applicable laws.

     (c) In connection with the Offer, the Company shall promptly furnish Parent, or cause Parent to be furnished, with, mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and of those persons becoming record holders after such date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the shareholders of the Company.

     SECTION 2.03. Board of Directors Representation. (a) Effective upon the
                   ---------------------------------
acceptance for payment of, and payment for, any Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company as will give Merger Subsidiary, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this section) and (ii) a fraction, the numerator of which shall be the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment and for which payment has been made) and the denominator of which shall be the number of Shares then outstanding. The Company shall, upon request of Parent, take all reasonable actions to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including without limitation, increasing the size of the Board of Directors and/or securing the resignations of incumbent directors. At such time, the Company shall, if requested by Parent, also take all action reasonably necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board. At the request of Parent, the Company shall take, at its expense, all action required pursuant to Section 14(f) and Rule 14(f)-1 of the Exchange Act in order to fulfill its obligations under this Section 2.03 and shall include in the originally filed Schedule 14D-9 and otherwise timely mail to its shareholders all necessary information to comply therewith. Parent and Merger Subsidiary will supply to the Company, and will be solely responsible for, all information with respect to themselves and their officers, directors and affiliates required by such Section and such Rule.

     (b) Following the election or appointment of Parent's designees pursuant to
Section 2.03(a) and until the Effective Time, the parties shall use their respective reasonable best efforts to ensure that the Company's Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the "Continuing
                                                             ----------
Directors"); provided that in the event that the number of the Continuing
---------    --------
Directors shall be reduced below two for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Agreement. The approval of a majority of the directors of the Company then in office who were not designated by Parent shall be required to authorize (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement or the Support Agreement, (iii) any extension of time for performance of any obligation of or action by Parent or Merger Subsidiary hereunder, (iv) any enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or (v) any amendment to the Company's articles of incorporation or by-laws that adversely affects the shareholders of the Company.

                                  ARTICLE III

                                  THE MERGER

     SECTION 3.01. The Merger. (a) Upon the terms and subject to the conditions
                   ----------
hereof, and in accordance with the applicable provisions of this Agreement and the VSCA, Merger Subsidiary shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall
                                            ---------------------
continue its existence under the laws of the Commonwealth of Virginia, and the separate corporate existence of Merger Subsidiary shall cease.

     (b) As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall be consummated by filing with the State Corporation Commission of the Commonwealth of Virginia, articles of merger incorporating this Agreement (the "Articles of Merger"), in accordance
                                             ------------------
with the VSCA. The Merger shall become effective upon the issuance of a certificate of merger by the State Corporation Commission of the Commonwealth of Virginia or as provided in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").
                     --------------

     (c) The Merger shall have the effects set forth in Section 13.1-721 of the VSCA. As of the Effective Time, the Company shall be a direct or indirect wholly owned subsidiary of Parent and, without limiting the generality of the foregoing, and subject thereto, all property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 3.02. Conversion of Shares. At the Effective Time, by virtue of the
                   --------------------
Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

     (a) each Share held by any wholly owned Subsidiary of the Company and each Share owned by Parent, Merger Subsidiary or any other Subsidiary of Parent shall be canceled and retired, and no payment or consideration shall be delivered with respect thereto;

     (b) each issued and outstanding Share, other than Shares referred to in paragraph (a) above, shall be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the price per share of Common Stock paid pursuant to the Offer (the "Merger
                                                           ------
Consideration"). When so converted at the Effective Time, all such Shares shall
-------------
no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate; and

     (c) each issued and outstanding share of capital stock of Merger Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     SECTION 3.03. Surrender and Payment. (a) Prior to the Effective Time,
                   ---------------------
Parent shall appoint a bank or trust company organized under the laws of the United States or any state thereof with capital, surplus and undivided profits of at least $500,000,000 and reasonably acceptable to the Company to act as disbursing agent (the "Disbursing Agent") for the payment of the Merger
                       ----------------
Consideration upon surrender of certificates representing the Shares. Parent will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company, and Parent shall at or prior to the Effective Time deposit or cause to be deposited with the Disbursing Agent cash in an aggregate amount sufficient to make all of the payments pursuant to
Section 3.02 to holders of Shares (such amounts being hereinafter referred to as the "Exchange Fund").
     -------------

     (b) Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates")
                                                                 ------------
and whose Shares were converted into the right to receive Merger Consideration pursuant to Section 3.02, a form of letter of transmittal, in form and substance reasonably satisfactory to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent), and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other customary documents as may be required, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

     (c) If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     (d) Until surrendered in accordance with the provisions of this Section 3.03, each Certificate (other than Certificates representing Shares owned by Parent, Merger Subsidiary or any other Subsidiary of Parent, or any wholly owned Subsidiary of the Company) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

     (e) At and after the Effective Time, there shall be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, all Shares issued and outstanding prior to the Effective Time shall cease to be outstanding and shall automatically be cancelled and cease to exist, and, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be canceled and exchanged for cash as provided in this Article III. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

     (f) At any time more than 12 months after the Effective Time, the Disbursing Agent shall upon demand of Parent deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of Certificates shall look only to Parent (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. None of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate of Shares to a public official pursuant to any abandoned property, escheat or other similar law. Subject to applicable law and public policy, if any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law and public policy, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     SECTION 3.04. Stock Options. Immediately following the acceptance for
                   -------------
payment and purchase of Shares by Merger Subsidiary pursuant to the Offer, each outstanding option to purchase Company Common Stock (an "Option") granted under the Company's 1994 Stock Option and Stock Award Plan and the Company's 1998 Directors' Stock Option Plan (collectively, the "Company Option Plans") shall become fully exercisable and vested. On and after such time, until immediately prior to the Effective Time, each holder of an outstanding Option may surrender to the Company such Option, which shall then be cancelled and of no further force and effect, in exchange for payment to be made at the time of surrender by Parent or Merger Subsidiary to the holder of the Option in an amount equal to the product of (x) the Merger Consideration over the per share exercise price of the Option, and (y) the number of Shares subject to the Option (such payment to be net of taxes required to be withheld with respect thereto by applicable law) (the "Option Consideration"). Immediately prior to the Effective Time, (i) the Company shall terminate the Company Option Plan and (ii) each Option which remains outstanding at such time shall be cancelled in consideration of a payment made at the Effective Time by Parent or Merger Subsidiary to the holder of each then outstanding Option of the relevant Option Consideration with respect to such Option. Parent, Merger Subsidiary and the Company shall cooperate and take all steps necessary to give effect to the foregoing provisions of this Section 3.04. On and after the date hereof, the Company shall grant no additional Options under the Company Option Plans. The Company will use its best efforts to obtain all necessary consents and take any further action necessary to effect the foregoing so that as of the Effective Time no Options will be exercisable for stock of the Surviving Corporation.

     SECTION 3.05. Withholding Rights. Each of the Surviving Corporation and
                   ------------------
Parent shall be entitled to deduct and withhold, or cause the Disbursing Agent to deduct or withhold, from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state or local tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     SECTION 3.06. Lost Certificates. If any Certificate shall have been lost,
                   -----------------
stolen or destroyed, upon the making of an affidavit of that fact by the recordholder claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Disbursing Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

     SECTION 3.07. Articles of Incorporation. The parties shall take all steps
                   -------------------------
reasonably necessary so that the Articles of Incorporation of the Company shall be amended in the form of the Articles of Incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be amended to change the name of Merger Subsidiary to "Bush Boake Allen Inc." and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 3.08. Bylaws. The bylaws of Merger Subsidiary, as in effect
                   ------
immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Articles of Incorporation and by applicable law.

     SECTION 3.09. Directors and Officers. The directors and officers of
                   ----------------------
Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time until their successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law.

     SECTION 3.10. Closing. The closing of the transactions contemplated by this
                   -------
Agreement (the "Closing") shall take place at the offices of Skadden, Arps,
                -------
Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036-6522, at 10:00 a.m., local time, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof or at such other time and place as Parent, Merger Subsidiary and the Company shall agree.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     Except as disclosed in the Company's most recent Form 10-K, all subsequent Form 10-Qs and most recent proxy statement, in each case filed prior to the date hereof, the Company represents and warrants to Parent and Merger Subsidiary that:

     SECTION 4.01. Corporate Existence and Power. The Company is a corporation
                   -----------------------------
duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any
                                      -------------------------------
change or effect that is materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or adversely affects the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays the Company's ability to perform its obligations hereunder; provided, however, that a Company Material Adverse Effect
                       --------  -------
shall not include (i) changes in or resulting from general economic or financial or market conditions, including changes in the trading price of the Company's Shares, (ii) changes in conditions or circumstances generally affecting the flavor, fragrance and aroma chemical industries in which the Company and its Subsidiaries operate, including any regulatory changes, or (iii) any effect resulting from the Company's compliance with the terms of this Agreement.

     SECTION 4.02. Corporate Authorization. The execution, delivery and
                   -----------------------
performance by the Company of this Agreement and the Support Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate power and authority and, except for any required approval by the Company's shareholders in accordance with the VSCA in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Support Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Subsidiary, constitute legal, valid and binding agreements of the Company enforceable against it in accordance with their terms. The Company has heretofore furnished or otherwise made available to Parent complete and correct copies of the certificates of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated, of the Company and each of its Subsidiaries.

     SECTION 4.03. Governmental Authorization. Except as described in Section
                   --------------------------
4.03 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require any consent, approval, compliance, exemption, authorization or permit of or other action by, or filing with, any Governmental Entity, other than (i) the filing of articles of merger in accordance with the VSCA, (ii) compliance with the applicable requirements of the HSR Act or any foreign antitrust laws, the Exchange Act, and any applicable state securities or "blue sky" laws, (iii) filings and approvals which are not required prior to the consummation of the Merger or where the failure to take such action or make such filing would not be materially adverse to the Company and (iv) any other consent, approval, authorization or permit or action by or filing with any Governmental Entity the failure of which to be made or obtained would not be materially adverse to the Company.

     SECTION 4.04. Non-Contravention. Assuming compliance with the matters
                   -----------------
referred to in Section 4.03, the execution, delivery and performance by the Company of this Agreement and the Support Agreement, and the consummation of the other transactions contemplated hereby and thereby do not and will not (i) subject to satisfaction of the condition referred to in Section 7.01(a), contravene or conflict with or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, or other organizational documents of the Company or any material Subsidiary, (ii) contravene or conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (iii) require any consent or other action by any Person under, constitute a default under or violation of or give rise to a right of termination, cancellation, or acceleration of any right or obligation (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries or any other loss of benefit) of, or under any provision of any agreement or other instrument to which the Company or any of its Subsidiaries is a party or that is binding upon the Company or any of its Subsidiaries or their properties or assets or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except with respect to clauses (ii), (iii) and (iv) as set forth in Section 4.04 of the Company Disclosure Letter and except for any occurrences or results referred to in clauses (ii), (iii), and (iv) that would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.05. (a) Capitalization. The authorized capital stock of the
                       --------------
Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the date hereof, 19,351,063 shares of Common Stock and no shares of Preferred Stock were issued and outstanding and 1,401,714 shares of Common Stock were reserved for issuance upon exercise of Options issued pursuant to the Company Option Plans. Except as described in this Section 4.05 or in
Section 4.05 of the Company Disclosure Letter, no shares of capital stock of the Company are reserved for issuance for any purpose. Except as disclosed in this
Section 4.05 or as set forth in Section 4.05 of the Company Disclosure Letter, the Company has not granted any options for, or other rights to purchase, any shares of capital stock of the Company or any securities convertible into or exchangeable for capital stock of the Company. All of the outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to the exercise of Options will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued and fully paid and nonassessable, and have not been (and will not be) issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights created by statute, the articles of incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound.

     (b) Except as set forth in paragraph (a) above, as of the date hereof there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party which obligate the Company to grant, issue or sell any shares of the capital stock, or any securities convertible into or exchangeable for capital stock, of the Company. As of the date hereof, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any Shares or other capital stock or securities of the Company, or the capital stock or other equity interests or securities of any Subsidiary of the Company or any other Person; or
(ii) (other than advances to Subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of the Company or any other Person. Except for the Support Agreement, there are no voting trusts, proxies or similar agreements or understandings to which the Company or any Subsidiary is a party or to which any of them are bound with respect to the voting or transfer of any shares of capital stock of the Company or any interest in any Subsidiary. There are no outstanding profit sharing or participation interests, stock appreciation rights or similar equity-based awards, derivative securities or rights of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other securities or indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

     (c) The Company has delivered or otherwise made available to Parent complete and correct copies of the Company Option Plans and all forms of Options issued pursuant to the Company Option Plans, including all amendments thereto.

     SECTION 4.06. (a) Subsidiaries. Each Subsidiary of the Company, other than
                       ------------
any immaterial Subsidiary, is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company are set forth in Section 4.06(a) of the Company Disclosure Letter.

     (b) Except as set forth in Section 4.06(b) of the Company Disclosure Letter, each Subsidiary of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Lien. Except as set forth in Section 4.06 of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary of the Company, or (ii) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any such Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no
                                 -----------------------------
outstanding material obligations of the Company or any of such Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

     (c) Except as disclosed in Section 4.06(c) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than its Subsidiaries.

     SECTION 4.07. SEC Reports. Since January 1, 1998, the Company has filed all
                   -----------
forms, reports, schedules, statements and other documents required to be filed with the SEC, including (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of shareholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all registration statements (collectively referred to as the "Company
                                                                      -------
SEC Reports"). The Company SEC Reports were prepared in all material respects in
-----------
accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act or is otherwise required to file documents with the SEC or any national securities exchange or quotation service.

     SECTION 4.08. Financial Statements. The audited consolidated financial
                   --------------------
statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Reports, including reports on Forms 10-K and 10-Q, comply in all material respects with applicable accounting requirements and rules and regulations published by the SEC, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a
                                                      ----
consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments). There are no material liabilities or obligations of the Company or any of its Subsidiaries which are required to be recorded or reflected on a balance sheet under GAAP of any nature, whether accrued, contingent, absolute or otherwise, other than (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company as of December 25, 1999 in the Company's Form 10-K for the fiscal year ended December 25, 1999, (ii) liabilities and obligations incurred since December 25, 1999 in the ordinary course of business or (iii) liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.09. Proxy Statement; Schedule 14D-9. (a) Each document filed by
                   -------------------------------
the Company with the SEC or distributed or otherwise disseminated by the Company to the Company's shareholders in connection with the transactions contemplated by this Agreement or the Support Agreement (the "Company Disclosure Documents"),
                                                 ----------------------------
including the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection
      -----------------------
with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Documents (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to any financial projection that may be included in the Proxy Statement, Company Disclosure Documents or Offer Documents or any statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by or on behalf of Parent intended for inclusion or incorporation by reference, or which may be deemed incorporated by reference, therein.

     (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.10 Absence of Certain Changes or Events. (a) Except as set forth
                  ------------------------------------
in Section 4.10 of the Company Disclosure Letter, since December 25, 1999, there has not occurred or arisen any change, effect, event or occurrence that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Except as set forth in Section 4.10 of the Company Disclosure Letter or as permitted pursuant to Section 6.01, since December 25, 1999 and through the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and without limitation, there has not been:

         (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any Company securities;

          (ii) (A) any incurrence or assumption by the Company or any of its Subsidiaries of any indebtedness for borrowed money or other long-term indebtedness in excess of $5 million in the aggregate or (B) any guarantee, endorsement or other incurrence or assumption of material liability (whether directly, contingently or otherwise) by the Company or any Company Subsidiary for the obligations of any other person, other than with respect to any wholly-owned Subsidiary or in the ordinary course of business consistent with past practice;

          (iii) any creation or assumption by the Company or any of its Subsidiaries of any Lien on any asset of the Company or any of its Subsidiaries, which is material to the business of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business, consistent with past practice and which would not reasonably be expected to have a Company Material Adverse Effect;

          (iv) any making of any loan, advance or capital contribution to or investment in any Person (other than a Subsidiary of the Company) by the Company or any Company Subsidiary, other than in the ordinary course of business, consistent with past practice not in excess of $500,000 individually or $5 million in the aggregate;

          (v) (A) any contract or agreement entered into by the Company or any of its Subsidiaries on or prior to the date hereof relating to any material acquisition or disposition of any capital assets or business having a value of $500,000 individually or $5 million in the aggregate, (B) any modification, amendment, assignment or termination of or relinquishment by the Company or any Company Subsidiary of any rights under any material contract or (C) any modification, amendment, assignment or termination of or relinquishment by the Company or any Company Subsidiary of any rights under any other contract (including any insurance policy naming it as a beneficiary or a loss payable payee) that does or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (vi) any change in any method of accounting or accounting principles or practice by the Company, except for any such change required by reason of a change in GAAP; or

          (vii) any (A) grant of any severance or termination pay to (or amendment of any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries; (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries; (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or or any of its Subsidiaries, other than, in the case of clauses (A) through (D), with respect to any directors, officers and employees that are not parties to employment agreements with the Company or any Company Subsidiary, in the ordinary course of business consistent with past practices or, in the case of clauses (A) through (D) with respect to any directors, officers or employees who are parties to employment agreements, in accordance with their respective employment agreements.

     SECTION 4.11. Litigation. Except as described in Section 4.11 of the
                   ----------
Company Disclosure Letter, there is (i) no action, suit, investigation or Proceeding pending against or to the Company's Knowledge, threatened against the Company or any of its material Subsidiaries, before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Company Material Adverse Effect or (ii) which, as of the date hereof, challenges or seeks to prevent or delay the transactions contemplated hereby.

     SECTION 4.12. Employee Benefit Plans.
                   ----------------------

     (a) The Company has furnished or made available to Parent copies or descriptions of each written employment, severance or similar contract or arrangement or any plan, policy, fund, program or contract (whether in written form or otherwise) providing for compensation, bonus, profit-sharing, stock option, or other equity related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any Subsidiary, (ii) covers any employee or former employee of any Company or Subsidiary (whether employed in the United States or otherwise) (each, an "Employee Plan") and (iii) is material to the Company and its Subsidiaries taken
 -------------
as a whole.

     (b) The Company has furnished or made available to Parent copies or current summaries of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. The Company has furnished or made available the most recent determination letter with respect to each Employee Plan intended to qualify under Section 401 of the Code.

     (c) Except as set forth in Section 4.12(c) of the Company Disclosure Letter, no Employee Plan is a multiemployer plan as defined in Section 3(37) of ERISA or is a plan subject to Title IV of ERISA.

     (d) Except as set forth in Section 4.12(d) of the Company Disclosure Letter, neither the Company nor any Subsidiaries has any current or projected material liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code.

     (e) Other than as described in Section 4.12(e) of the Company Disclosure Letter or otherwise made available to Parent, no employee or former employee of the Company or any Subsidiary will become entitled to any material bonus, retirement, severance, job security or similar benefit or an enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) under any Employee Plan in connection with the transactions contemplated hereby or by the Support Agreement.

     (f) No material liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (the "PBGC") (which
                                                            ----
premiums have been paid when due). Insofar as the representation made in this section (f) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA (such plans, the "Title IV Plans") to
                                                           --------------
which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing.

     (g) The PBGC has not instituted proceedings to terminate any Title IV Plan and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

     (h) With respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits by a material amount.

     (i) No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing.

     (j) All contributions required to be made with respect to any Employee Plan on or prior to the Effective Time have been timely made. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Affiliate of the Company relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     (k) No Title IV Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA.

     (l) Neither the Company nor any Subsidiary, any Employee Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Employee Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

     (m) Each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code.

     (n) Each Employee Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. Each Employee Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

     (o) Except as set forth in section 4.12(o) of the Company Disclosure Letter, no Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary other than limitations imposed under the terms of a collective bargaining agreement.

     (p) There are no pending, threatened or anticipated material claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

     SECTION 4.13. Labor Relations. Except as set forth in Section 4.13 of the
                   ---------------
Company Disclosure Letter, there is no unfair labor practice complaint or charge against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other similar state or federal agency, and there is no labor strike, dispute, slowdown, stoppage, lock out, or any union organizing campaign, actually pending or, to the Knowledge of the Company, threatened against or, involving the Company or any of its Subsidiaries. Except as set forth in Section 4.13 of the Company Disclosure Letter, neither the Company nor any of its material Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, trade union or works council. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened, as of the date hereof, involving employees of the Company or any of its Subsidiaries. Except as set forth in Section 4.13 of the Company Disclosure Letter, there is no material grievance or pending arbitration arising out of any collective bargaining agreement. True and correct copies of all material written personnel policies, rules or procedures applicable to all employees of the Company and its Subsidiaries have been made available to Parent. Except as set forth in Section
4.13 of the Company Disclosure Letter, to the Knowledge of the Company, no union claims to represent the employees of the Company or any of its Subsidiaries with respect to any facilities or operations which are material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 4.13 of the Company Disclosure Letter, no trade union, work council or similar group representing employees of the Company or any Subsidiary working at any material facilities or involved with material operations of the Company or any Subsidiary is entitled to any right of notification, consent or advice in connection with this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 4.14. Compliance with Laws; Permits. The Company and its
                   -----------------------------
Subsidiaries are in compliance with all laws, regulations and orders of any Governmental Entity applicable to it or such Subsidiaries, except for such failures to so comply which would not result in criminal liability or otherwise reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in possession of, and in compliance with, all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (collectively, "Permits") necessary to own, lease and operate its properties and to carry on
 -------
its business as it is now being conducted, except for any such Permits the failure of which to possess, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no proceedings pending or to the Knowledge of the Company threatened, which are likely to result in the revocation, cancellation or suspension of any Permit, except Permits, the absence of which individually or in the aggregate, would not have a Company Material Adverse Effect. The parties acknowledge and agree that the representations contained in this Section 4.14 are not intended to address any compliance issues related to environmental, tax or employee benefit matters.

     SECTION 4.15 Taxes. Except as set forth in Section 4.15(a) of the Company
                  -----
Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect:

          (i) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or, with respect to Tax Returns not yet due, will file or cause to be timely filed, all material Tax Returns required by applicable Law to be filed by any of them prior to or as of the Effective Time. All such Tax Returns and amendments thereto are, or with respect to Tax Returns not yet due, will be, true, complete and correct in all material respects.

          (ii) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or have established (or have had established on their behalf and for their sole benefit and recourse), or where payment is not yet due, will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all Taxes due, with respect to any period ending prior to or as of the Effective Time.

          (iii) No federal, state, local or foreign audits, assessments, collections, investigations or other administrative proceedings or court proceedings are presently pending or have been threatened in writing with regard to any Taxes or Tax Returns of the Company or its Subsidiaries.

          (iv) No deficiency or adjustment for any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary that has not been paid or otherwise discharged or for which the Company has taken adequate reserves. There are no material Liens for Taxes upon the assets of the Company or any Company Subsidiary, except Liens for current Taxes not yet due.

          (v) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement, Tax indemnity agreement or similar contract, arrangement or agreement to with respect to Taxes of the Company or any of its Subsidiaries.

          (vi) Neither the Company nor any Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of

Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (vii) The Company has, prior to the date hereof, provided Parent with copies of all federal Tax Returns for the tax years since 1997.

          (viii) There are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which the Company may be subject or liable. The federal income tax years of the Company (or any consolidated group of which the Company has been a member) are closed through December, 1996.

          (ix) The Company has not agreed, nor is it required to make, any material adjustment under sections 446(e) or 481(a) of the Code nor has it entered into any closing agreement pursuant to section 7121 of the Code or any other agreement with similar Tax purposes.

          (x) The Company and each of its Subsidiaries has complied in all material respects with the provisions of the Code relating to the payment and withholding of Taxes.

     (b) For purposes of this Agreement, the following terms shall have the following meanings:

          (i)    "Tax" or "Taxes" shall mean any tax, custom, duty, governmental
                  ---      -----
fee or other like assessment or charge of any kind whatsoever imposed by any Taxing Authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, gains, license, excise, franchise, employment, social security, withholding, payroll, alternative or added minimum, ad valorem, transfer or exercise tax or any disability insurance contributions, unemployment insurance contributions or workers' compensation contributions) together with any interest, addition or penalty imposed thereon.

          (ii)   "Tax Authority" shall mean the Internal Revenue Service and any
                  -------------
other domestic or foreign governmental authority responsible for the administration of any Taxes.

          (iii) "Tax Returns" shall mean all Federal, state, local and foreign
                 -----------
tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

     SECTION 4.16. Environmental Matters. Except as set forth in Section 4.16 of
                   ---------------------
the Company disclosure letter, and except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof); (ii) there is no Environmental Claim pending or threatened in writing against the Company or any of its Subsidiaries; (iii) there is no civil, criminal or administrative judgment against the Company or any of its Subsidiaries or, to the Knowledge of the Company or any of its Subsidiaries, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has contractually or by operation of law retained or assumed pursuant to Environmental Laws; (iv) the Company and its Subsidiaries have all Permits required pursuant to Environmental Laws and the Company and its Subsidiaries are in compliance with all terms and conditions thereof; (v) the Company and its Subsidiaries have filed all notices required under Environmental Laws indicating the past and present Release, generation, treatment, storage or disposal of Hazardous Substances; (vi) there is not at, on or in any of the real properties owned or leased by the Company or any of its Subsidiaries any generation, use, handling, Release, treatment, recycling, storage or disposal of any Hazardous Substances in a manner not in compliance with Environmental Laws; and (vii) to the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Substances, which are reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim, the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

     SECTION 4.17 Real Property. (a) Ownership of the Premises. The Company or a
                  -------------      -------------------------
Subsidiary has good and marketable title to the real property described on
Schedule 4.17(a) of the Company Disclosure Letter and to all of the buildings, structures and other improvements located thereon (collectively, the "Owned Real
                                                                      ----------
Property") free and clear of all Liens, except for (i) the Liens described in
--------
said Schedule 4.17(a), (ii) Liens for taxes not yet due and payable, or Liens for Taxes being contested in good faith which are not material or for which adequate reserves have not been taken in accordance with GAAP, (iii) mechanics' and materialmens' liens and similar lien for amounts not more than 60 days overdue or which are being contested in good faith for which final judgments have not been entered and (iv) easements, rights-of-way and other non-monetary encumbrances and other title defects that do not, individually or in the aggregate, materially diminish the value of the Owned Real Property as currently used, occupied and operated, or interfere in any material respect with, or materially increase the cost of, the use, occupancy or operation of the applicable parcel of Owned Real Property as currently used, occupied and operated (collectively, the "Permitted Owned Real Property
                                          -----------------------------
Exceptions"). The Owned Real Property constitutes all of the real property owned
----------
by the Company and its Subsidiaries, other than real property, the ownership of which is not material to the business of the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in violation of any building code, special use permit, zoning ordinance, deed restriction, covenant, subdivision or urban redevelopment plans, or other applicable law, rule or regulation relating to the Owned Real Property; (ii) the Company and each of its Subsidiaries, as the case may be, has a current, valid certificate of occupancy or the equivalent thereof in the applicable jurisdiction ("CO"), for each of the Owned Real Property where a CO is required
               --
and the use of the Owned Real Property is in conformity with the relevant CO and
(iii) no proceeding is currently pending or, to the Knowledge of the Company, threatened regarding the revocation or limitation of any CO issued for the Owned Real Property or the Leased Real Property (as defined below), and there is no reasonable basis or ground for any such revocation for any of the Owned Real Property or Leased Real Property. To the Knowledge of the Company, no written notice from any city, county or other Governmental Entity in the United States has been received by the Company or any of its Subsidiaries requiring or calling attention to the need for any material work, repair, construction, alteration or installation on, or in connection with, the Owned Real Property.

     (b) Leased Properties. Schedule 4.17(b) of the Company Disclosure Letter is
         -----------------
a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the "Real Property Leases") under which the
                                     --------------------
Company or any Subsidiary uses or occupies or has the right to use or occupy real property that is material to the business of the Company and its Subsidiaries, taken as a whole, and that is not Owned Real Property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property"). Each Real Property Lease is valid,
                   --------------------
binding and in full force and effect and, to the Knowledge of the Company, no notice of default or termination under any Real Property Lease is outstanding. Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company all rent and other sums and charges payable by the Company or its Subsidiaries as tenants under the Real Property Leases are current. The Company or a Subsidiary owns the leasehold interest under each Real Property Lease free and clear of all Liens, except as described in Schedule 4.17(b) of the Company Disclosure Letter or which would not materially affect the use of such Leased Real Property. A true, correct and complete copy of each Real Property Lease has been made available to Parent. The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the "Real Property."
                                                 -------------

     (c) Condemnation and Casualty. There is not any pending, or to the best
         -------------------------
Knowledge of the Company, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, and no sale or other disposition of the Real Property or any part thereof in lieu of condemnation. No portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored.

     SECTION 4.18 Intellectual Property. (a) To the Knowledge of the Company,
                  ---------------------
the Company and each of its Subsidiaries owns, is licensed or otherwise has the legal right to use all Intellectual Property free and clear of all Liens that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

     (b) To the Knowledge of the Company, no person is challenging or questioning the validity or effectiveness of any Intellectual Property, or of any license or agreement relating to the Intellectual Property, or infringing on, misappropriating, diluting or otherwise violating any right of the Company or its Subsidiaries, except for such items that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

     (c) Neither the Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property and the Company and its Subsidiaries have no Knowledge of any basis for such a claim.

     (d) The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect each item of Intellectual Property.

     (e) No settlement agreements, consents, judgments, orders, forbearance to sue or similar obligations limit or restrict the Company's or any Subsidiaries' rights in and to any Intellectual Property, except as would not reasonably be expected to have a Company Material Adverse Effect.

     (f) To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, violate or dilute any intellectual property rights of any Person, except as would not reasonably be expected to have a Company Material Adverse Effect.

     (g) The Company and its Subsidiaries are not, nor will be, as a result of the consummation of this Agreement, in violation in any material respect of any agreement relating to any Intellectual Property.

     (h) The Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets and the proprietary nature and value of the Intellectual Property.

     (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's and its Subsidiaries' rights to own or use any of the Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property.

     (j) For the purposes of this Agreement, "Intellectual Property" means all of the following as they exist in any jurisdiction throughout the world, in each case, to the extent owned by, licensed to, or otherwise used or held for use by the Company or its Subsidiaries:

          (i) patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any provisional applications, divisions, continuations, continuations-in-part, substitutions, reexaminations, renewal, extensions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled);

          (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, slogans or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof;

          (iii) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights;

          (iv) trade secrets, formulae, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection); and

          (v) all licenses, and sublicenses, and other agreements or permissions related to the Intellectual Property.

     (k) Section 4.18 of the Company Disclosure Letter sets forth a list of material trademarks, patents and patent applications owned, applied for and/or registered by the Company and its Subsidiaries.

     SECTION 4.19. Finders and Investment Bankers. Except for CSFB, there is no
                   ------------------------------
investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. The terms of the engagement of CSFB, including the fee payable thereto, have previously been disclosed to Parent.

     SECTION 4.20. Opinion of Financial Advisor. The Board of Directors of the
                   ----------------------------
Company has received the opinion of CSFB, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger, by the holders of Shares (other than Parent) is fair from a financial point of view to such holders.

     SECTION 4.21. State Takeover Statutes; Required Vote.
                   --------------------------------------

     Except for Articles 14 (Affiliated Transactions) and 14.1 (Control Share Acquisitions) of the VSCA (which have been rendered inapplicable to the transactions contemplated by this Agreement and the Support Agreement, including the Offer, the Merger and any purchase of Shares pursuant to the Support Agreement as described in Section 2.02), no Virginia takeover statute or similar statute applies or purports to apply to the Offer or the Merger, or to this Agreement or the Support Agreement or the transactions contemplated hereby or thereby. In the event the Shareholders Meeting is required to approve the Merger and this Agreement, the approval by the holders of more than two-thirds of the outstanding Shares is the only vote of shareholders of the Company required to approve the Merger and this Agreement.

     SECTION 4.22. Affiliate Transactions. Except as set forth in Section 4.22
                   ----------------------
of the Company Disclosure Letter, there are no current contracts, agreements, arrangements or transactions between the Company and its Subsidiaries, on the one hand, and the Principal Shareholder, on the other hand, that are material to the Company and its Subsidiaries, taken as a whole.

     SECTION 4.23. Contracts. There is no contract, agreement or understanding
                   ---------
required to be described in or filed as an exhibit to any Company SEC Report that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Except as set forth in Section 4.23 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or arrangement (including any lease of real property) (i) materially restricting the ability of the Company or any of its Subsidiaries (or after the Merger, Parent or any of its Subsidiaries) to compete in or conduct any line of business or to engage in business in any geographic area, (ii) containing covenants of any other Person not to compete in any material respect with the Company or any of its Subsidiaries, (iii) relating to the pending purchase or sale of any material amount of capital assets of the Company or any of its Subsidiaries or (iv) involving the pending acquisition, merger or purchase of all or substantially all of the assets or the business of a third party involving aggregate consideration of $100,000 per transaction or $1 million in the aggregate.

     SECTION 4.24. No Other Representations. Except as specifically set forth in
                   ------------------------
this Article IV, the Company has not made, and neither Parent nor Merger Subsidiary has relied upon, any other representations or warranties, whether express or implied.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

     Parent and Merger Subsidiary represent and warrant to the Company that:

     SECTION 5.01. Corporate Existence and Power. Parent is a corporation and
                   -----------------------------
duly incorporated and is validly existing under the laws of New York and has all requisite power and authority to own, lease and operate its properties and conduct its business as now conducted by it and is qualified to carry on business under the laws of each jurisdiction in which it carries on a material portion of its business, and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure of Parent to be so qualified to do business would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes hereof, the term "Parent Material Adverse Effect" means any change or effect that has been or is
 ------------------------------
materially adverse to the business, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries taken as a whole or adversely affects the ability of Parent to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays Parent's ability to perform its obligations hereunder; provided, however, that a Parent Material Adverse Effect shall not include (i) changes in or resulting from general economic, financial or market conditions, (ii) changes in conditions or circumstances generally affecting the industry in which Parent (and its Subsidiaries) operate, including regulatory changes, (iii) changes resulting from this Agreement or from the announcement of the transactions contemplated hereby or (iv) any effect resulting from Parent's compliance with the terms of this Agreement. Merger Subsidiary was formed for the purpose of consummating the transactions contemplated hereby. Merger Subsidiary does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture or other business association, entity or person. Merger Subsidiary has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement, the Support Agreement, and the transactions contemplated hereby and thereby.

     SECTION 5.02. Corporate Authorization. This Agreement has been duly
                   -----------------------
authorized, executed and delivered by each of Parent and Merger Subsidiary and constitutes a legal, valid and binding obligation of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms. The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation of the Offer and the Merger by each of Parent and Merger Subsidiary are within each of their corporate powers and authority and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. Parent, as sole shareholder of Merger Subsidiary, and the Board of Directors of Merger Subsidiary have approved the Merger and no further corporate or shareholder action is required on the part of Merger Subsidiary in connection with the consummation of the Merger other than the filing of the Articles of Merger as contemplated by this Agreement. This Agreement has been duly executed and delivered by Merger Subsidiary and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a legal, valid and binding agreement of Merger Subsidiary.

     SECTION 5.03. Governmental Authorization. The execution, delivery and
                   --------------------------
performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement (including the Merger) do not require any consent, approval, authorization or permit of or other action by or filing with, any Governmental Entity other than (i) the filing of appropriate merger documents in accordance with the VSCA, (ii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust laws, the Exchange Act, the Securities Act, any applicable state securities or "blue sky" laws and (iii) any other consent, approval, authorization or permit or action by or filing with any Governmental Entity, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 5.04. Non-Contravention. The execution, delivery and performance by
                   -----------------
Parent and Merger Subsidiary of this Agreement and the consummation of the other transactions contemplated hereby do not and will not (i) contravene or conflict with or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary or other documents of Parent or Merger Subsidiary (ii) assuming compliance with the matters referred to in

Section 5.03, contravene or conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or to Merger Subsidiary or any of their respective assets, (iii) require any consent or other action by any Person under, constitute a default under or violation of or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or otherwise result in any adverse modification of the effect (including an increase in the price paid by, or cost to, Parent or to Merger Subsidiary or any other loss of benefit) of, or under any provision of any agreement or other instrument to which Parent or Merger Subsidiary is a party or that is binding upon Parent or Merger Subsidiary or their respective properties or assets or any license, franchise, permit or other similar authorization held by Parent or Merger Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of Parent, except for any occurrences or results referred to in clauses (ii), (iii), and (iv) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay consummation of the Merger or prevent or materially delay Parent or Merger Subsidiary from performing their obligations under this Agreement in any material respect.

     SECTION 5.05. Disclosure Documents. The information with respect to Parent
                   --------------------
and Merger Subsidiary that Parent and/or Merger Subsidiary, as the case may be, furnishes to the Company in writing specifically for use in the Company Disclosure Documents (including the Company Proxy Statement), at the respective times of the filing thereof with the SEC or such other Governmental Entity, and at the time of any distribution or dissemination thereof, and in the case of the Company Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders and at the time of the Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Merger Subsidiary as to any information supplied by the Company to Parent or to Merger Subsidiary intended for inclusion or incorporation by reference, or which may be deemed to be incorporated by reference, therein.

     SECTION 5.06. Financing. Parent and Merger Subsidiary have received a
                   ---------
commitment letter from Citibank N.A. and Salomon Smith Barney, a copy of which is attached to Section 5.06 of the Parent Disclosure Letter, whereby Citibank N.A. has committed, upon the terms and subject to the conditions set forth therein, to provide financing, the proceeds of which would be sufficient funds to enable them to consummate the Offer and the Merger on the terms contemplated by this Agreement.

     SECTION 5.07. Brokers. None of Parent, Merger Subsidiary, or any of their
                   -------
respective subsidiaries, officers, directors or employees, has employed any investment banker, broker, finder or other intermediary or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for or with respect to which the Company or any Subsidiary is or might be liable.

     SECTION 5.08. Parent Not an Interested Shareholder. Prior to the execution
                   ------------------------------------
of this Agreement and the Support Agreement, neither Parent nor any of its Affiliates "beneficially owns" any Shares or is an "interested shareholder" of
                                                    ----------------------
the Company as such terms are defined in Section 13.1-725 of the VSCA.

     SECTION 5.09. Litigation. As of the date hereof, there is no action, suit,
                   ----------
Proceeding or investigation pending, or to the Knowledge of Parent and Merger Subsidiary, threatened involving Parent or any of its affiliates, at law or in equity, by or before any court of governmental entity which would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Subsidiary to consummate the transactions contemplated this Agreement.

     SECTION 5.10. No Other Representations. Except as specifically set forth
                   ------------------------
in this Article V and the Support Agreement, none of Parent, Merger Subsidiary nor any Person on behalf of Parent or Merger Subsidiary, has made, and the Company has not relied upon, any other representations or warranties, whether express or implied.


                                  ARTICLE VI

                                  COVENANTS

     SECTION 6.01. Conduct of the Company. Except as expressly contemplated by
                   ----------------------
this Agreement, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees and preserve the goodwill of those engaged in material business relationships with the Company. Except as otherwise approved in writing by Parent or as expressly contemplated by this Agreement or as disclosed in Section
6.01 of the Company Disclosure Letter, and without limiting the generality of the foregoing, from the date hereof until the Effective Time:

     (a) the Company shall not, and shall not permit any of its Subsidiaries to, adopt or propose any change in its articles of incorporation or bylaws or comparable charter or other organization documents;

          (b) the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity or assets of any business or any corporation, partnership, joint venture, association or other business organization or division thereof that would be material to the Company and its Subsidiaries, taken as a whole, or (ii) any assets except for purchases of inventory and equipment in the ordinary course of business consistent with past practice. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, acquire, make any investment (other than short term investments in the ordinary course of business or investments not exceeding $1,000,000 individually or $10,000,000 in the aggregate) in, or make any capital contributions to, any Person (other than a Subsidiary of the Company) other than in the ordinary course of business.

          (c) the Company shall not, and shall not permit its Subsidiaries to, sell, lease, license, pledge, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, or stock or other ownership interest in any of its properties or subsidiaries other than (i) in the ordinary course of business consistent with past practice,
     (ii) pursuant to any agreements existing as of the date hereof and entered into in the ordinary course of business consistent with past practice,
     (iii) any Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings, such mechanics and similar Liens, if any, as do not materially detract from the value of any material properties or assets or materially interfere with the present use of any of such properties or assets or (iv) which would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect;

          (d) the Company shall not and shall not permit any of its Subsidiaries to declare, set aside, or pay any dividends or make any distributions on shares of capital stock other than dividends or distributions by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary;

          (e) the Company shall not, and shall not permit any of its Subsidiaries to, (i) issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of, any capital stock of the Company or any Company Subsidiary Securities, or any security, option or instrument convertible into or exercisable for either of the foregoing, other than the issuance of Shares upon the exercise of Options, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries or (iii) except as required or permitted by this Agreement, repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (f) (i) except as contemplated by Section 6.01(f) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person in an aggregate principal amount in excess of $10 million, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person, except for borrowings for working capital purposes and the endorsement of checks in the ordinary course of business consistent with past practice; or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company or as otherwise made in the ordinary course of business consistent with past practice;

          (g) except for (A) increase in wages, salary and benefits of officers or employees of the Company or its Subsidiaries in accordance with past practice and (B) increases in salary, wages and benefits granted to officers and employees of the Company or its Subsidiaries in conjunction with promotions or other changes in job status in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation payable or to become payable to its officers, directors or key employees,
     (ii) grant any severance or termination pay to officers, directors or key employees (except pursuant to existing agreements, plans or policies),
     (iii) enter into any employment, severance or consulting agreement with any current or former director, officer or other employee of the Company or any Subsidiary or (iv) establish, adopt, enter into, amend or accelerate the payment, right to payment or vesting (other than as permitted under this Agreement) of any collective bargaining, bonus, profit sharing, thrift, compensation stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee (any of the foregoing being an "Employee
                                                                   --------
     Benefit Arrangement"); provided, however, that nothing herein will be
     -------------------    --------  -------
     deemed to prohibit (i) the payment of benefits as they become payable under the terms of the Employee Benefit Arrangements as in effect on the date hereof or (ii) entering into any agreement in connection with new hires in the ordinary course; and

          (h) the Company shall not, and shall not permit any of its Subsidiaries to, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries, provided, however, that routine employee terminations shall not be considered subject to this clause (h);

          (i) the Company shall not, and shall not permit any of its Subsidiaries to, (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt or change any accounting method relating to material Taxes unless required by GAAP, enter into any closing agreement relating to material Taxes, settle any claim or assessment relating to material Taxes or consent to any claim or assessment relating to material Taxes or any waiver of the statute of limitations for any such claim or assessment;

          (j) the Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditure or expenditures in excess of $500,000 individually or $2.5 million in the aggregate, other than as set forth in the Company's budget for capital expenditures disclosed to Parent prior to the date hereof;

          (k) the Company shall not, and shall not permit any of its Subsidiaries to, enter into, materially amend or terminate, or release or assign any material right in, any material contract, other than contracts in the ordinary course of business consistent with past practice or related to the purchase or sale of inventory, involving payments to or by the Company of less than $7 million per year;

          (l) other than in connection with the licensing of the Company's products, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company's ability to compete with or conduct any material line of business, including, but not limited to, geographic limitations on the Company's activities;

          (m) the Company shall not enter into, or modify any existing, transaction with any Affiliate in a manner materially adverse to the Company;

          (n) the Company shall not, and shall not permit any of its Subsidiaries to, waive any material non-compete, standstill or non-disclosure obligations;

          (o) except as contemplated by Section 6.01(o) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, adopt any plan of liquidation, dissolution, winding-up or similar transaction; and

          (p) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

          SECTION 6.2 Access to Information. (a) From the date hereof until the
                      ---------------------
Effective Time, the Company shall, and shall cause each of its Subsidiaries to,
(i) give Parent, its counsel, financial advisors, auditors and other authorized representatives prompt and reasonable access during normal business hours and, with reasonable advance notice to the Company's general counsel, to the offices, properties, personnel, books and records of the Company and its Subsidiaries as such Persons may reasonably request, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries. All nonpublic information provided to, or obtained by, Parent pursuant to this Section 6.02 in connection with the transactions contemplated hereby shall be treated in accordance with the terms of the Confidentiality Agreement previously executed by or on behalf of Parent and the Company (the "Confidentiality Agreement"). Notwithstanding the foregoing, the Company shall
 -------------------------
not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any Subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties entered into prior to the date hereof, provided, that the fact of its nondisclosure is communicated to the general counsel of Parent, in which case the Company shall only disclose such information to appropriate representatives of Parent under appropriate arrangements, if available, which would not reasonably be expected to result in a violation of applicable law, rules, regulations, waive attorney/client privilege or violate any contract, agreement or understanding.

          (b) Notwithstanding Section 6.02(a) and in addition to the restrictions imposed on Parent pursuant to the Confidentiality Agreement, from the date hereof through the earlier of the Effective Time or the termination of this Agreement, Parent and Merger Subsidiary and any of their Affiliates shall not, directly or indirectly, (i) solicit or cause others to solicit any employee of the Company or its Subsidiaries or attempt to influence, persuade or induce any such employee to terminate his employment with the Company or its Subsidiaries, or (ii) hire or make any offer of employment, or cause others to hire or make any offer of employment, to any such employee, other than the hiring, making any offer of employment to or causing others to hire or make any offer of employment to, any employee who seeks employment on an unsolicited basis or in response to a general advertisement or solicitation.

     SECTION 6.03. No Solicitation. (a) From the date hereof until the
                   ---------------
termination of this Agreement, except as permitted hereby, the Company shall not, and shall use its best efforts to cause its Subsidiaries and any of its or its Subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants and other agents and advisors not to, directly or indirectly, (i) solicit, initiate or knowingly encourage inquiries relating to, or the submission of, any Acquisition Proposal, (ii) engage in negotiations or discussions with, or in any other way knowingly cooperate with, any Person (other than Parent, Merger Subsidiary or their respective directors, officers, employees, agents and representatives) that may be considering making, or has made, an Acquisition Proposal, (iii) furnish to any person any information or data with respect to or access to the properties of the Company or any of its Subsidiaries to, or take any other action to, facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal or (iv) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. The Company shall as promptly as reasonably practicable (but in no case later than 48 hours after receipt thereof) provide Parent with the identity of such Person and a reasonable description of such Acquisition Proposal. The Company shall keep Parent fully informed on a current basis of the status and details of any such Acquisition Proposal. For purposes of this Agreement, "Acquisition
                                                                -----------
Proposal" means any offer or proposal for, or any indication of interest in, (i)
--------
a merger, share exchange, recapitalization, liquidation, reclassification or business combination or similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of the outstanding shares of capital stock of the Company involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement. The Company shall, and shall cause its Subsidiaries and the directors, employees and other agents and representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated, its existing solicitation activity, discussions or negotiations with any parties conducted heretofore by the Company or any of its representatives with respect to an Acquisition Proposal.

     (b) Subject to the Company's compliance with Section 6.03(a), nothing contained in this Agreement shall prevent the Board of Directors of the Company (or its authorized representatives) from, prior to the purchase of Shares pursuant to the Offer, (i) furnishing non-public information to, or entering into customary confidentiality agreements on terms, taken as a whole, no less favorable to the Company than the terms of the Confidentiality Agreement with, or entering into discussions or negotiations with, any Person in connection with an unsolicited

Acquisition Proposal to the Company or its shareholders, but only if the Board of Directors of the Company determines in good faith that such Acquisition Proposal, if accepted, constitutes a Superior Proposal, (ii) entering into a definitive agreement providing for the implementation of a Superior Proposal if the Company is concurrently terminating this Agreement pursuant to Section 8.1(g) and paying the Termination Fee and Expenses as required to be paid pursuant to Section 9.04(b), (iii) taking and disclosing to its shareholders a position with respect to such Acquisition Proposal contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (iv) making any disclosure to its shareholders which the Board of Directors of the Company determines, after consultation with legal counsel, is required to be taken or made under applicable law.

     SECTION 6.04. Notices of Certain Events. (a) The Company shall as promptly
                   -------------------------
as is reasonably practicable notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its Knowledge threatened against, the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would reasonably be expected to have been required to have been disclosed pursuant to Section 4.11 or which would have a material adverse effect on the consummation of the transactions contemplated by this Agreement and (iv) any fact or the occurrence or non-occurrence of any event (in each case of which the Company is aware) between the date of this Agreement and the Effective Time which would reasonably be expected to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time or (B) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or
--------  -------
warranties of any party or the conditions to the obligations of any party hereunder.

     (b) Each of Parent and Merger Subsidiary shall as promptly as is reasonably practicable notify the Company of (i) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement,
(ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any fact or occurrence or non-occurrence of any event (in each case of which Parent or Merger Subsidiary is aware) between the date of this Agreement and the Effective Time which would cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective

Time or (y) any material failure of Parent or Merger Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by each of them hereunder; provided, however, that no such notification shall
                           --------  -------
affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     SECTION 6.05. Merger Subsidiary. Parent will take all action necessary (a)
                   -----------------
to cause Merger Subsidiary to perform its obligations under this Agreement and to commence the Offer and consummate the Merger on the terms and subject to the conditions set forth in this Agreement and in accordance with the VSCA as promptly as is reasonably practicable following completion of the Offer and (b) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than in connection with the transactions contemplated by this Agreement.

     SECTION 6.06. Indemnification and Insurance. (a) The articles of
                   -----------------------------
incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification substantially to the same effect as those set forth in the articles of incorporation and the by-laws of the Company on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

     (b) Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's articles of incorporation or by-laws or any indemnification agreement in effect as of the date hereof, to indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable
 -------------------
attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time ("Indemnification Liabilities"), to the same extent as provided in the Company's articles of incorporation or by-laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) after the Effective Time, the Surviving Corporation shall assume and direct all the defense thereof, including settlement, and the Indemnified Parties shall cooperate in the defense of any such matter. An Indemnified Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the Surviving Corporation to assume and control the defense of such litigation, claim or proceeding, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such litigation, claim or proceeding, and the Surviving Corporation shall bear the reasonable fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Indemnified Party if (i) the use of counsel chosen by the Surviving Corporation to represent such Indemnified Party would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation, claim or proceeding shall have been advised by counsel that there may be legal defenses available to it or to other Indemnified Parties which are different from or in addition to those available to the Surviving Corporation, or (iii) the Surviving Corporation shall not have employed counsel satisfactory to such Indemnified Party, in the exercise of the Indemnified Party's reasonable judgment, to represent such Indemnified Party within a reasonable time after notice of the institution of such litigation, claim or proceeding. The Surviving Corporation shall not settle any such matter unless (i) the Indemnified Party gives prior written consent, which shall not be unreasonably withheld or delayed, or (ii) the terms of the settlement provide that the Indemnified Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnified Party and the settlement discharges all rights against Indemnified Party with respect to such matter. In no event shall the Surviving Corporation be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 6.06(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the Surviving Corporation from any liability which it may have under this
Section 6.06(b) except to the extent such failure materially prejudices such Surviving Corporation). The Indemnified Parties as a group will be represented by a single law firm (plus no more than one local counsel in any jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Notwithstanding anything to the contrary, in the event (i) that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims and (ii) that any determination required to be made with respect to whether an Indemnified Party's conduct is entitled to indemnification hereunder, or complies with the standards set forth under the VSCA, the Company's articles of incorporation or by-laws or any such agreement, as the case may be, such determination shall be made by independent legal counsel of national reputation selected by such Indemnified Party and reasonably acceptable to Parent.

     (c) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy
      -------------
pursuant to which such directors and officers are covered or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be
--------  -------
required to pay an annual premium for the D&O Insurance in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much of such coverage as possible for such amount.

     (d) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

     SECTION 6.07. Employee Benefits. For a period of one year after the
                   -----------------
Effective Time, Parent will cause to remain in effect for the benefit of the employees of the Company and its Subsidiaries (and, to the extent applicable, former employees) all Employee Plans in effect on the date of this Agreement or
(b) provide each employee (and, to the extent applicable, former employees) of the Surviving Corporation and its Subsidiaries who was an employee prior to the Effective Time with benefits that, with respect to such employee (or former employee), are at least substantially equivalent on an aggregate basis to the benefits to which they were entitled under such Employee Plans. Without limiting the generality of the foregoing, all vacation, holiday, sickness and personal days accrued by the employees of the Company and its Subsidiaries shall be honored. In the event that any employee of the Surviving Corporation or one of its Subsidiaries is at any time after the Effective Time transferred to Parent or any affiliate of Parent or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed by Parent or any affiliate of Parent, Parent shall cause such plan, program or arrangement to treat the prior service of such employee with the Company and its Subsidiaries, to the extent prior service is generally recognized under the comparable plan, program or arrangement of the Company, as service rendered to Parent or such affiliates for purposes of eligibility, vesting or entitlement to early retirement benefits, vacation time or severance benefits under such plans. Parent shall cause to be waived any pre-existing condition limitation under their welfare plans that might otherwise apply to such employee or, to the extent applicable, a former employee, other than limitations that are already in effect with respect to such employees and that have not been satisfied or waived as of the Effective Time under any Employee Plan maintained for such employees immediately prior to the Effective Time. Parent agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by such employees or, to the extent applicable, former employees, during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductibles, Contribution Obligation payment limitations and lifetime maximums for such year under the relevant benefit plans of Parent and its Subsidiaries. Nothing contained in this Section 6.07 shall be construed as requiring Parent to continue any specific Employee Plans or to continue the employment of any employee; provided, however, that any changes that Parent may make to any such
          --------  -------
Employee Plans are consistent with the prior parts of this Section 6.07 and are permitted by the terms of the Employee Plans and under any applicable law. Notwithstanding anything contained herein to the contrary, nothing in this
Section 6.07 shall require the duplication of benefits to any employees or former employees.

     (b) With respect to any Employee Plan which is intended to be a tax-qualified defined benefit pension plan (a "Defined Benefit Plan"), benefits
                                               --------------------
under each such Defined Benefit Plan shall be frozen and cease to accrue as of the Effective Time. As of the Effective Time, all active employees of the Company or any Subsidiary who were participants in the Defined Benefit Plans immediately prior to the Effective Time, shall become participants in the tax-qualified Defined Benefit Plan of Parent, which plan shall recognize service with the Company or any Subsidiary prior to the Effective Time for purposes of eligibility and vesting, but not for purposes of benefit accrual.

     SECTION 6.08. Meeting of the Company's Shareholders. (a) If required by the
                   -------------------------------------
Company's articles of incorporation and/or applicable law in order to consummate the Merger, the Company shall take all action necessary in accordance with the VSCA and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of the Company's shareholders (the "Shareholders
                                                               ------------
Meeting") as promptly as practicable following the acceptance for payment of and
-------
purchase of Shares by Parent pursuant to the Offer for purpose of considering and taking action upon this Agreement. At the Shareholders Meeting, all of the Shares then owned by Parent, Merger Subsidiary or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement (subject to applicable law). Subject to the fiduciary obligations of the Board under applicable law, the Board of Directors of the Company shall recommend that the Company's shareholders vote to approve the Merger and this Agreement if such vote is sought, shall use its reasonable best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action in its judgment necessary and appropriate to secure the vote of shareholders required by the VSCA to effect the Merger. The Company shall cause such recommendation to be included in the Company Proxy Statement.

     (b) Notwithstanding Section 6.08(a), in the event that Parent, Merger Subsidiary or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each outstanding class of capital stock of the Company pursuant to the Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of any payment for shares by Merger Subsidiary pursuant to the Offer without a meeting of shareholders of the Company, in accordance with Section 13.1-719 of the VSCA.

     SECTION 6.09. Proxy Statement. If required under applicable law, the
                   ---------------
Company shall promptly prepare the Company Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Merger Subsidiary purchases Shares pursuant to the Offer, and use all reasonable efforts to have the Company Proxy Statement cleared by the SEC. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Company Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Company Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Company Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Company Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Company Proxy Statement has been cleared by the SEC, the Company shall mail the Company Proxy Statement to the shareholders of the Company.

     SECTION 6.10. Reasonable Best Efforts. Subject to the terms and conditions
                   -----------------------
of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and to ensure that the conditions set forth in Article VII and Annex A are satisfied.

     In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or any of their respective subsidiaries, should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     SECTION 6.11. Public Announcements. So long as this Agreement is in
                   --------------------
effect, Parent, Merger Subsidiary and the Company will use reasonable efforts to consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 6.12. Further Assurances. At and after the Effective Time, the
                   ------------------
officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 6.13 Filings, Other Action. (a) Subject to the terms and conditions
                  ---------------------
herein provided, the Company, Parent and Merger Subsidiary shall (i) cooperate with one another in (x) determining which filings are required to be made prior to the Effective Time, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, and (ii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, subject to the proviso to the first sentence of
Section 6.13(b).

     (b) In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority ("Antitrust Laws");
                                                           --------------
provided, however, that Parent shall not be required to agree to dispose of or
--------  -------
hold separate any asset which is material to Parent, on the one hand, or the Company and its Subsidiaries, taken as a whole, on the other hand.

     (c) Any party hereto shall promptly inform the others of any material communication from the Federal Trade Commission, the Department of Justice, or any other domestic or foreign government or governmental authority regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice, or any other domestic or foreign government or governmental authority in connection with the transactions contemplated by this Agreement.

     (d) Promptly after the date hereof, Parent, Merger Subsidiary and the Company (as may be required pursuant to the HSR Act) will complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the HSR Act and, not later than 10 business days after the date hereof, together with the Persons who are required to join in such filings, shall file the same with the appropriate Governmental Entities. Parent, Merger Subsidiary and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Entities, as may be required under the HSR Act or any other federal and applicable foreign antitrust laws for the consummation of the Offer, the Merger and any other transactions contemplated hereby, subject to the proviso to the first sentence of Section 6.13(b).

     SECTION 6.14. Confidentiality. Parent and Merger Subsidiary acknowledge
                   ---------------
and agree that all information received from or on behalf of the Company or any of the Company's Subsidiaries in connection with the Merger shall be deemed received pursuant to the Confidentiality Agreement and Parent and Merger Subsidiary shall, and shall cause their respective Affiliates and representatives, to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

     SECTION 6.15. State Takeover Laws. If any "fair price," "business
                   -------------------
combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or by the Support Agreement, including the purchases of Shares in the Offer, the Merger or the acquisition of Shares pursuant to the option set forth in the Support Agreement, the Company and its Board of Directors shall take all such action as may be reasonably necessary or advisable to obtain such approvals and take such actions as are necessary or advisable so that the transactions contemplated hereby and by the Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Obligations of Each Party. The obligations
                   -------------------------------------------
of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) Shareholder Approval. If approval of the Merger by the holders of
         --------------------
Shares is required by applicable law, this Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company in accordance with the VSCA;

     (b) Purchase of Shares. Merger Subsidiary shall have accepted for payment
         ------------------
and paid for Shares pursuant to the Offer in accordance with the terms hereof; provided, that this condition shall be deemed to have been satisfied with
--------
respect to Parent and Merger Subsidiary if Merger Subsidiary fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer.

     (c) Injunctions; Illegality. The consummation of the Merger shall not be
         -----------------------
restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity entered; provided that the party invoking this condition shall have complied with its
--------
obligations under Sections 6.10 and 6.13.

     (d) Antitrust Waiting Periods. All necessary waiting periods under the HSR
         -------------------------
Act and any foreign antitrust laws applicable to the Merger shall have expired or been earlier terminated except, with respect to any foreign antitrust laws, where the failure to so expire or terminate would not materially adversely affect the transactions contemplated hereby.

                                  ARTICLE VIII

                                   TERMINATION

     SECTION 8.01. Termination. This Agreement may be terminated and the Offer
                   -----------
and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company or Parent):

     (a) by mutual written consent of the Company and Parent;

     (b) by either the Company or Parent, if the Offer has not been consummated on or before January 31, 2001 (the "Termination Date"); provided, however, that
                                                        --------  -------
the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall not have breached in any material respect its obligations under this Agreement; and provided, further, that the Termination Date shall be extended
               --------  -------
for an additional period of up to 30 days, if each of the conditions to the consummation of the Offer, other than the conditions set forth in clause (B)(a) of Annex A or clause (A)(y) of Annex A, shall have been satisfied on or prior to the Termination Date;

     (c) by either the Company or Parent, if there shall be any applicable law, rule or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Offer or the Merger, and such judgment, injunction, order or decree shall become final and nonappealable;

     (d) prior to the completion of the Offer, by either party, if (x) there has been a breach by the other party of, or any inaccuracy in, any representation or warranty (without regard to any Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, contained in such representations or warranties) contained in this Agreement which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or Company Material Adverse Effect, as the case may be, or (y) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party which breach is, in the case of (x) or
(y), not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

     (e) by the Company, if the Offer has not been timely commenced as provided in Section 1.01 hereof, provided that the Company may not so terminate if it is
                        --------
in material breach of its obligations hereunder;

     (f) by Parent, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended or announced a neutral position with respect to, or entered into, or publicly announced its intention to enter into, an agreement with respect to an Acquisition Proposal (or shall have resolved to do any of the foregoing);

     (g) by the Company concurrently with or following payment of the Termination Fee and Expenses pursuant to Section 9.04, if, prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall concurrently approve and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; provided,
                                                                   --------
however, that (x) the Company shall have notified Parent in writing that it
-------
intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (y) during the 5 business day period after such notice, the Company shall have offered to negotiate with and, if accepted, negotiate in good faith with (and shall have caused its legal and financial advisors to do the same) Parent to attempt to make such commercially reasonable adjustments as would enable the Company to proceed with this Agreement in lieu of the Superior Proposal, it being understood that (A) the Company shall not enter into any such agreement during such five-day period and (B) the Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification;

     (h) by Parent or the Company if as the result of the failure of any of the conditions set forth in Annex A hereto to be satisfied, the Offer shall have terminated or expired in accordance with its terms without Merger Subsidiary having purchased any Shares pursuant to the Offer; provided, however, that the
                                                   --------  -------
right to terminate this Agreement pursuant to this Section 8.01(h) shall not be available to any party whose material breach of any of its obligations under this Agreement results in the failure of any such condition; and

     (i) by Parent, if the Company shall have taken any action to exempt any acquisition of Shares by any Person, other than Parent, Merger Subsidiary or any of their respective Affiliates, from Article 14 (Affiliated Transactions) or
Article 14.1 (Control Share Acquisitions) of the VSCA.

     SECTION 8.02. Effect of Termination. If this Agreement is terminated
                   ---------------------
pursuant to Section 8.01, this Agreement shall become void and of no force and effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto;

provided that, if such termination shall result from the (i) willful failure of
--------
either party to perform a material covenant or agreement of such party hereunder or (ii) a material breach by either party hereto of any representation or warranty contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach. Notwithstanding the foregoing, the provisions of Sections 6.14, 8.02 and Article IX hereof shall survive any termination hereof.


                                   ARTICLE IX

                                  MISCELLANEOUS

SECTION 9.01. Notices. All notices, requests and other communications to any
              -------
party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                  if to Parent or Merger Subsidiary, to:

                  International Flavors & Fragrances Inc.
                  521 West 57th Street
                  New York, New York  10019
                  Telephone:        (212) 765-5500
                  Telecopy:         (212) 708-7132
                  Attention:        Stephen A. Block, Esq.

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  4 Times Square
                  New York, New York  10036-6522
                  Telephone:   (212) 735-3000
                  Telecopy:    (212) 735-2000
                  Attention:   Roger S. Aaron, Esq.
                               Stephen F. Arcano, Esq.

                  if to the Company, to:

                  Bush Boake Allen Inc.
                  7 Mercedes Drive
                  Montvale, New Jersey 07645
                  Telephone:   (201) 391-9870
                  Telecopy:    (201) 782-3339

                  Attention:   Dennis M. Meany, Esq.

                  with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York  10019
                  Telephone: (212) 373-3000
                  Telecopy: (212) 757-3990
                  Attention: Robert B. Schumer, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered personally or sent by overnight courier (providing proof of delivery) at the address specified in this Section, or if by telecopy, upon confirmation of receipt.

     SECTION 9.02. Survival of Representations and Warranties and Agreements.
                   ---------------------------------------------------------
The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except Sections 6.06, 6.07 and 6.12 and Articles II, III and IX.

     SECTION 9.03. Amendments; No Waivers. (a) Any provision of this Agreement
                   ----------------------
may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) any waiver
                                                  --------
or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment and (ii) no such amendment or waiver following the vote of shareholders at the Shareholders Meeting shall, without the approval of the Company's shareholders and each party's Board of Directors alter or change (A) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (B) any term of the articles of incorporation of the Surviving Corporation or (C) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 9.04. Fees and Expenses. (a) Except as otherwise provided in this
                   -----------------
Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) In the event that the Company terminates this Agreement pursuant to
Section 8.01(g), or Parent terminates this Agreement pursuant to Section 8.01(f) or Section 8.01(i), then, in each case, the Company will pay, or cause to be paid, at or prior to the time of termination in the case of a termination pursuant to Section 8.01(g) or as promptly as is reasonably practicable (but in no event later than one business day) following in the case of a termination pursuant to Section 8.01(f) or Section 8.01(i) in same day funds to Parent (i) Parent's Expenses (as defined below) up to a maximum amount of $1 million and
(ii) an amount (the "Termination Fee") equal to $29,100,000. In addition, so
                     ---------------
long as Parent has complied with all its material obligations under this Agreement and the Company is not entitled to terminate the Agreement pursuant to
Section 8.01(c), 8.01(d) or 8.01(e), if (X) this Agreement shall have been terminated pursuant to Section 8.01(b) or Section 8.01(h) as a result of the non-satisfaction of the Minimum Condition (as defined in Annex A), (Y) the shareholders shall have failed to approve the Agreement and the Merger by the requisite vote in accordance with VSCA or (Z) Parent shall have terminated this Agreement pursuant to Section 8.01(d); and

          (1) at the time of the termination of the Offer, termination of this Agreement, shareholder vote or breach, as the case may be, any Person (other than Parent) shall have publicly announced, and not withdrawn in good faith, an Acquisition Proposal; and

          (2) within 12 months after termination of this Agreement, the Company shall have entered into an agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal;

then the Company shall pay to Parent (x) an amount equal to Parent's Expenses (not in excess of $1 million) and (y) the Termination Fee in each case prior to or concurrently with entering into any such agreement or consummating such Acquisition Proposal, as the case may be. "Expenses" means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including without limitation all regulatory filing fees, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants, and other consultants to Parent.

     (c) Any payments required to be made pursuant to this Section 9.04 shall be made by wire transfer of same day funds to an account designated by the recipient.

     SECTION 9.05. Successors and Assigns. The provisions of this Agreement
                   ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate
                                   --------
or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise by any of the parties, without the consent of the other parties hereto; provided that Merger Subsidiary
                                                 --------
may assign this Agreement or any of its rights or obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent without the prior consent of the Company, so long as such assignment will not adversely affect the rights of and benefits to the Company and its shareholders hereunder; (and which transfer shall not relieve Parent and Merger Subsidiary of their obligations hereunder in the event of a breach by their transferee).

     SECTION 9.06. Governing Law. This Agreement shall be construed in
                   -------------
accordance with and governed by the laws of the State of New York except that matters governed or affected by the VSCA shall be governed by the laws of the Commonwealth of Virginia.

     SECTION 9.07. Jurisdiction. Each party to this Agreement hereby
                   ------------
irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9.01, such service to become effective 10 days after such mailing.

     SECTION 9.08. Counterparts; Effectiveness. This Agreement may be signed in
                   ---------------------------
any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 9.09. Entire Agreement; Third Party Beneficiaries. This Agreement,
                   -------------------------------------------
the Support Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 3.04, which are intended for the benefit of the Company's optionees, Section 6.06, which are intended for the benefit of the Indemnified Parties, and Section
6.07 (but only as Section 6.07 relates to severance), which are intended for the benefit of the Company's former and present officers, directors and employees, in each such case as third party beneficiaries of the provisions indicated.

     SECTION 9.10. Headings. The headings contained in this Agreement are for
                   --------
reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     SECTION 9.11. Severability. If any term or other provision of this
                   ------------
Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     SECTION 9.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY
                   --------------------
IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                  BUSH BOAKE ALLEN INC.


                                  By:      /s/ Julian W. Boyden
                                           ----------------------------------
                                           Name:    Julian W. Boyden
                                           Title:   Chairman, President & CFO


                                  INTERNATIONAL FLAVORS & FRAGRANCES INC.


                                  By:      /s/ Stephen A. Block
                                           ----------------------------------
                                           Name:    Stephen A. Block
                                           Title:   Senior Vice President,
                                                    General Counsel and
                                                    Secretary

                                  B ACQUISITION CORP.



                                  By:      /s/ Stephen A. Block
                                           ----------------------------------
                                           Name:    Stephen A. Block
                                           Title:   Vice President, Secretary
                                                    and Treasurer

                                    ANNEX A
                                    -------

Notwithstanding any other provision of the Offer, Parent and Merger Subsidiary shall not be required to accept for payment or purchase or pay for any tendered Shares, (A) if (x) the Minimum Condition (as defined below) has not been satisfied by the expiration date of the Offer as required to be extended pursuant to Section 2.01(c) or (y) the applicable waiting periods under the HSR Act and any applicable foreign merger control regulations enforced by Governmental Entities, individually or in the aggregate, having jurisdiction over a material portion of the Company's business or assets shall not have expired or been terminated by the expiration date of the Offer, or (B) at any time on or after the date of this Agreement and prior to the date Shares are first accepted for payment under the Offer, if any of the following conditions exist:

          (a) any order or preliminary or permanent injunction shall be entered in any action or proceeding before any court of competent jurisdiction or any statute, rule, judgment, regulation, legislation, or order shall be enacted, entered, enforced, promulgated, amended or issued by any United States Governmental Entity, any other Governmental Entity or Entities having in the aggregate jurisdiction over a material portion of the Company's business or assets which shall (i) make illegal, restrain or prohibit the acceptance for payment of, or payment for, any Shares by Parent, Merger Subsidiary or any other Affiliate of Parent or the consummation of the Merger; (ii) prohibit or limit materially the ownership or operation by Parent or Merger Subsidiary or any of their Subsidiaries of all or any material portion of the business or assets of the Company or any of its Subsidiaries (taken as a whole), or compel Parent, on the one hand, or the Company and its Subsidiaries, taken as a whole, on the other hand, to dispose of or hold separate all or any material portion of their respective businesses or material assets, (iii) impose or confirm material limitations on the ability of Parent or Merger Subsidiary or any other Affiliate of Parent to exercise full rights of ownership of any Shares in any material respect, including, without limitation, the right to vote any Shares acquired by Merger Subsidiary pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated by this Agreement; (iv) require divestiture by Parent, Merger Subsidiary or any other Affiliate of Parent of any Shares; or (v) otherwise would have a Company Material Adverse Effect; provided that with respect to any injunction issued by a Governmental Entity in which the lead plaintiffs are not Governmental Entities, Parent shall first be required to use its best efforts to defend against any preliminary or permanent injunction;

          (b) the Board of Directors of the Company or any committee thereof shall have (i) withdrawn, modified or changed, in a manner adverse to Parent or

     Merger Subsidiary, the recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approved, recommended or announced a neutral position with respect to, or proposed publicly to approve, recommend or announce a neutral position with respect to, an Acquisition Proposal, (iii) provided notice to Parent pursuant to
     Section 8.01(g)(x) or (iv) resolved to do any of the foregoing;

          (c) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States, (iii) a commencement of a war or armed hostilities directly involving the United States (other than an action involving United Nations' personnel or support of United Nations' personnel) or (iv) in the case of any of the foregoing clauses (i) through (iii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

          (d) (i) any of the representations and warranties (other than Section 4.05) made by the Company in the Agreement shall not have been true and correct when made, or shall thereafter have ceased to be true and correct as if made as of such latter date (other than representations and warranties made as of a specified date) (without regard to any Company Material Adverse Effect contained in such representations or warranties) except to the extent that any such failure to be true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect, (ii) Section 4.05 shall not have been true and correct in all material respects when made, or (iii) the Company shall not in all material respects have performed each material obligation and agreement and complied with each material covenant to be performed and complied with by it under the Agreement;

          (e) this Agreement shall have been terminated in accordance with its terms; or.

          (f) there shall have occurred an event, change, occurrence, or development of a state of facts or circumstances having a Company Material Adverse Effect.

which in the reasonable judgment of Parent or Merger Subsidiary makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of, or payment for, Shares.

          For purposes of this Annex A, the term "Minimum Condition" means that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would constitute more than 662/3% of the voting power (determined on a fully-diluted basis) on the date of purchase in the Offer of all the securities of the Company. For purposes of this Agreement, the term "fully-diluted basis" shall mean the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to warrants, options or obligations outstanding at that date under any Employee Benefit Arrangements or otherwise, whether or not vested or then exercisable.

          The foregoing conditions are for the benefit of Parent and Merger Subsidiary and may, subject to the terms of this Agreement, be waived by Parent and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

          The capitalized terms used in this Annex A but not defined herein shall have the meanings set forth in the Agreement to which it is annexed.